AMENDMENT TO MANAGMENT AGREEMENT

This Addendum to the Management Agreement made the 13th day of August, 1996 between The GCG Trust ("Trust") on behalf of the Mid-Cap Growth Series, a Massachusetts business trust, and Directed Services, Inc. ("Manager"), a New York corporation (the "Agreement").

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust currently offers shares in multiple series, may offer shares of additional series in the future, and intends to offer shares of additional series in the future; and

WHEREAS, the Trust desires to avail itself of the services of the Manager for the provision of advisory, management, administrative, and other services for the Trust; and

WHEREAS, the Manager is willing to render such services to the Trust.

Therefore, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties that Section 8 of the Agreement for puposes of the Mid-Cap Growth Series:

8. Expenses. During the term of this Agreement, the Manager will pay all expenses incurred by it in connection with its activities under this Agreement, except such expenses as are assumed by the Trust under this Addendum and such expenses as are assumed by a Portfolio Manager under its Portfolio Management Agreement. The Manager further agrees to pay all salaries, fees and expenses of any officer or trustee of the Trust who is an officer, director or employee of the Manager or any of its affiliates, as well as the advisory fee to be paid to the Portfolio Manager. The Trust shall be responsible for all of the expen-ses of its operations these expenses include the following expenses, but are not limited to:

(a)  Expenses of all audits by the Trust's independent public accountants;

(b) Expenses of the Trust's transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

(c) Expenses of the Trust's custodial services, including recordkeeping services provided by the custodian;

(d) Expenses of obtaining quotations for calculating the value of each Series' net assets;

(e) Expenses of obtaining Portfolio Activity Reports and Analyses of Inter-national Management reports (as appropriate) for each Series;

(f)  Expenses of maintaining the Trust's tax records;

(g) Costs and/or fees incident to meetings of the Trust's shareholders, the preparation and mailings of prospectuses and reports of the Trust to its share-holders, the filing of reports with regulatory bodies, the maintenance of the Trust's existence and qualification to do business, and the registration of shares with federal and state securities or insurance authorities;
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(h)  The Trust's ordinary legal fees, including the legal fees related to the registration and continued qualification of the Trust's shares for sale;

(i)  Costs of printing stock certificates representing shares of the Trust;

(j) The Trust's pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(k)  Association membership dues;

(l) Organizational and offering expenses and, if applicable, reimbursement (with interest) of underwriting discounts and commissions. Commencing with the date of this Agreement, the Manager is responsible for any remaining unamortized organizational expenses of the Series as of the date of this Agreement;

 (m) Salaries and other compensation of any of the Trust's executive officers and employees, if any, who are not officers, directors, stockholders, or em-ployees of the Manager or an affiliate of the Manager;

(n)  Taxes levied against the Trust;

(o) Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Trust;

(p)  Costs, including the interest expense, of borrowing money;

(q) Trustees' fees and expenses to trustees who are not officers, employees, or stockholders of the Manager, any Portfolio Manager, or any affiliates of either; and

(r) Extraordinary expenses as may arise, including extraordinary consulting expenses and extraordinary legal expenses incurred in connection with liti-gation, proceedings, other claims (unless the Manager is responsible for such expenses under Section 10 of this Agreement or a Portfolio Manager is respon-sible for such expenses under the Section entitled "Liability" of a Portfolio Management Agreement), and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto.

                                   THE GCG TRUST


Attest:____________________        By:____________________


Title:____________________         Title:____________________


                                   DIRECTED SERVICES, INC.


Attest:____________________        By:____________________


Title:____________________         Title:____________________